CONTACT:	FOR IMMEDIATE RELEASE
Kevin L. Thompson	January 24, 2024
EVP, Chief Financial Officer
303-365-3813
kthompson@htlf.com

Heartland Financial USA, Inc. (“HTLF”)
Announces Common Stock and Series E Preferred Stock Dividends

DENVER – January 24, 2024

Common Stock Dividend
Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, announced its Board of Directors approved a quarterly cash dividend on common stock of $0.30 per share. The dividend is payable on February 27, 2024, to stockholders of record at the close of business on February 12, 2024.

HTLF has increased or maintained its common stock dividend every quarter for more than 40 years.

Series E Preferred Stock Dividend
The Board of Directors also approved a dividend of $175 for Series E Preferred Stock (NASDAQ: HTLFP), which results in a dividend of $0.4375 per depositary share. The dividend is payable on April 15, 2024, to stockholders of record at the close of business on March 31, 2024.

About HTLF
Heartland Financial USA, Inc., is a Denver, Colorado-based bank holding company operating under the brand name HTLF, with assets of $20.13 billion as of September 30, 2023. HTLF's banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including treasury management, wealth management and investments. Additional information is available at www.htlf.com.

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